Exhibit 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

C O N T E N T S

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	December 31,	June 30,
	2009	2009

Assets
Current Assets
Cash and cash equivalents	$10,484	$79,620
Accounts receivable
Oil and natural gas sales	68,924	40,087
Joint interest billings	7,353	17,624
Insurance and other	12,888	1,350
Prepaid expenses and other current assets	36,072	13,623
Royalty deposits	1,638	1,746
Derivative financial instruments	24,567	31,404
Total Current Assets	161,926	185,454

Property and Equipment
Oil and gas properties – full cost method of accounting, net of accumulated depreciation,
depletion, amortization and impairment	1,365,977	1,102,596

Other Assets
Derivative financial instruments	6,435	3,838
Restricted cash	2,160	—
Debt issuance costs, net of accumulated amortization	12,251	14,413

Total Assets	$1,548,749	$1,306,301

Liabilities
Current Liabilities
Accounts payable	$73,654	$80,494
Note payable	6,549	—
Accrued liabilities	29,567	26,102
Asset retirement obligations	85,733	66,244
Derivative financial instruments	19,551	15,732
Current maturities of long-term debt	3,610	3,851
Total Current Liabilities	218,664	192,423
Long-term debt, less current maturities, face value of $766,042 and $984,531 at December 31, 2009 and June 30, 2009, respectively	815,339	984,531
Asset retirement obligations	86,935	77,955
Derivative financial instruments	507	4,818
Total Liabilities	1,121,445	1,259,727

Commitments and Contingencies (Note 11)

Stockholder’s Equity
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 issued and outstanding
at December 31, 2009 and June 30, 2009	1	1
Additional paid-in capital	900,241	501,935
Accumulated deficit	(488,864)	(493,859)
Accumulated other comprehensive income, net of tax	15,926	38,497
Total Stockholder’s Equity	427,304	46,574

Total Liabilities and Stockholder’s Equity	$1,548,749	$1,306,301

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues
Oil sales	$98,050	$66,668	$164,343	$148,730
Natural gas sales	26,456	40,184	45,070	77,866
Total Revenues	124,506	106,852	209,413	226,596

Costs and Expenses
Lease operating expense	35,050	37,564	60,475	72,562
Production taxes	1,007	1,878	2,282	3,914
Impairment of oil and gas properties	—	459,109	—	459,109
Depreciation, depletion and amortization	44,333	64,310	79,031	126,022
Accretion of asset retirement obligation	6,160	2,433	11,306	4,894
General and administrative expense	13,112	5,206	20,425	10,516
Loss (gain) on derivative financial instruments	1,956	(10,037)	(4,323)	(11,901)
Total Costs and Expenses	101,618	560,463	169,196	665,116

Operating Income (Loss)	22,888	(453,611)	40,217	(438,520)

Other Income (Expense)
Other income	26,731	338	26,869	569
Interest expense	(25,837)	(23,711)	(49,938)	(46,976)
Total Other Income (Expense)	894	(23,373)	(23,069)	(46,407)

Income (Loss) Before Income Taxes	23,782	(476,984)	17,148	(484,927)

Income Tax Expense (Benefit)	5,597	(67,625)	12,153	(70,667)

Net Income (Loss)	$18,185	$(409,359)	$4,995	$(414,260)

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six Months Ended
	December 31,
	2009	2008

Cash Flows from Operating Activities
Net income (loss)	$4,995	$(414,260)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Deferred income tax expense (benefit)	12,153	(70,667)
Change in derivative financial instruments	(17,115)	(9,862)
Accretion of asset retirement obligations	11,306	4,894
Depreciation, depletion and amortization	79,031	126,022
Impairment of oil and gas properties	—	459,109
Amortization of deferred gain on debt	(28,102)	—
Amortization of debt issuance costs	4,459	2,000
Changes in operating assets and liabilities:
Accounts receivables	(38,416)	53,684
Prepaid expenses and other current assets	(15,792)	(13,543)
Asset retirement obligations	(42,449)	(13,484)
Accounts payable and other liabilities	(17,427)	(23,692)
Net Cash Provided by (Used in) Operating Activities	(47,357)	100,201

Cash Flows from Investing Activities
Acquisitions	(1,388)	—
Capital expenditures	(47,409)	(180,053)
Insurance payments received	53,178	—
Restricted cash	(2,160)	—
Other-net	—	(204)
Net Cash Provided by (Used in) Investing Activities	2,221	(180,257)

Cash Flows from Financing Activities
Proceeds from long-term debt	75,837	249,990
Payments on long-term debt	(123,443)	(152,403)
Contributions from parent	25,905	8,793
Debt issuance costs	(2,297)	—
Other	(2)	(6)
Net Cash Provided by (Used in) Financing Activities	(24,000)	106,374

Net Increase (Decrease) in Cash and Cash Equivalents	(69,136)	26,318

Cash and Cash Equivalents, beginning of period	79,620	2,664

Cash and Cash Equivalents, end of period	$10,484	$28,982

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009
(UNAUDITED)

Note 1 – Basis of Presentation

Nature of Operations. Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Parent is a wholly-owned subsidiary of Energy XXI (Bermuda) Limited (“Bermuda”).  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

On December 5, 2008, we formed a new company, Energy XXI, Inc. which is now the parent company of our U.S. operations.  The company was capitalized by Energy XXI (US Holdings) Limited’s contribution of all of the capital stock of Energy XXI USA, Inc. and certain Energy XXI Gulf Coast, Inc.’s bonds.

Principles of Consolidation and Reporting. Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous period include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income, stockholder’s equity or cash flows.

Interim Financial Statements. The consolidated financial statements for the periods presented herein are unaudited and do not contain all information required by generally accepted accounting principles (“GAAP”) to be included in a full set of financial statements.  In the opinion of management, all material adjustments necessary to present fairly the results of operations have been included.  All such adjustments are of a normal, recurring nature.  The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.  These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended June 30, 2009.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation.  Accordingly, our accounting estimates require exercise of judgment.  While we believe that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Cash and Cash Equivalents.  We consider all highly liquid investments, with maturities of 90 days or less when purchased, to be cash and cash equivalents.

Restricted Cash.  At December 31, 2009, we had $2.2 million in restricted cash securing certain letters of credit.  This amount is classified as non-current at December 31, 2009.

Note 2 – Recent Accounting Pronouncements

We disclose the existence and effect of accounting standards issued but not yet adopted by us with respect to accounting standards that may have an impact on us when adopted in the future.

Fair Value Measurements and Disclosures. The FASB has issued new guidance on improving disclosures about fair value measurements. The new standard requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, the new standard will now require:

-A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

-In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

In addition, the new standard clarifies the requirements of the following existing disclosures:

-For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

-A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

The new standard is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted.  We are in the process of evaluating the impact on our consolidated financial position and results of operations.

Business Combinations.  In December 2007, the FASB issued new guidance on business combinations. The new standard provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. The new standard also expands required disclosures surrounding the nature and financial effects of business combinations. The standard is effective, on a prospective basis, for fiscal years beginning after December 15, 2008. We adopted the new guidance effective July 1, 2009.

As discussed in Note 4, on December 22, 2009, we closed on the acquisition of certain Gulf of Mexico shelf properties and we accounted for such acquisition under the new business combination guidance.

Subsequent Events.  In May 2009, the FASB issued new guidance on subsequent events. The standard provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. The standard is effective prospectively for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations. The Company has evaluated subsequent events through February 17, 2010, the date of issuance of our consolidated financial position and results of operations.

Variable Interest Entities.  In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities. The guidance affects the overall consolidation analysis and requires enhanced disclosures on involvement with variable interest entities. The guidance is effective for fiscal years beginning after November 15, 2009.  The implementation of this standard is not expected to have a material impact on our consolidated financial position and results of operations.

            Accounting Standards Codification.  In June 2009, the FASB Accounting Standards Codification (“Codification”) was issued. The Codification is the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

Proposed Updates to Oil and Gas Accounting Rules.  In January 2010, the FASB issued its updates to oil and gas accounting rules to align the oil and gas reserve estimation and disclosure requirements of Extractive Industries—Oil and Gas (Topic 932) with the requirements in the Securities and Exchange Commission’s final rule, Modernization of the Oil and Gas Reporting Requirements, which was issued on December 31, 2008 and is effective for our fiscal year ended June 30, 2010.  We are still in the process of evaluating the impact on our consolidated financial position and results of operations.

Note 3 – Oil and Gas Properties

  Oil and Gas Properties.  We use the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission, (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

 Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on relative value.  Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir.

We assess the impairment of our evaluated oil and gas properties through the use of a ceiling test as prescribed by SEC Regulation S-X Rule 4-10. Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capital costs. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and gas reserves could be subject to significant revisions due to changes in regulatory requirements, technological advances and other factors which are difficult to predict.

  Ceiling Test. Under the full cost method of accounting, we are required to perform each quarter, a “ceiling test” that determines a limit on the book value of our oil and gas properties.  If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related tax effects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A.  Future net cash flows are based on period-end commodity prices and exclude future cash outflows related to estimated abandonment costs.  As of the reported balance sheet date, capitalized costs of an oil and gas producing company may not exceed the full cost limitation calculated under the above described rule based on current spot market prices for oil and natural gas. However, if prior to the balance sheet date, the company enters into certain hedging arrangements for a portion of its future natural gas and oil production, thereby enabling the company to receive future cash flows that are higher than the estimated future cash flows indicated by use of the spot market price as of the reported balance sheet date, these higher hedged prices are used if they qualify as cash flow hedges under the authoritative guidance that applies to derivative instruments and hedging activities.

Because of the significant decline in crude oil and natural gas prices, coupled with the impact of Hurricanes Gustav and Ike, we recognized a non-cash write-down of the net book value of our oil and gas properties of $117.9 million and $459.1 million in the third and second quarters of fiscal 2009, respectively.   The write-downs were reduced by $179.9 million and $203.0 million pre-tax as a result of our hedging program in the third and second quarters of fiscal 2009, respectively.  No write-downs were required for the first or second quarters of fiscal 2010.

Note 4 – Acquisitions

On December 22, 2009 we closed on the acquisition of certain Gulf of Mexico shelf oil and natural gas interests from MitEnergy Upstream LLC, a subsidiary of Mitsui & Co., Ltd., the “Mit Acquisition,” for cash consideration of $273.1 million.  For accounting purposes, the acquisition was recorded effective November 20, 2009 as that was the date that the Company gained control of the assets acquired and liabilities assumed. Therefore, revenue and expenses related to these properties are included in the December 31, 2009 results for the period November 20, 2009 to December 31, 2009. The transaction was financed through proceeds received from Bermuda’s common and perpetual convertible preferred stock offerings.

The acquisition was accounted for under the purchase method of accounting in accordance with the new business combination accounting guidance we adopted effective July 1, 2009 (See Note 2). Accordingly, we conducted a preliminary assessment of the net assets acquired and recognized provisional amounts for identifiable assets acquired and liabilities assumed at their estimated acquisition date fair market values, while transaction and integration costs associated with the acquisition were expensed as incurred. The initial accounting for the business combination is not complete and adjustments to provisional amounts, or recognition of additional assets acquired or liabilities assumed, may occur as more detailed analysis are completed and additional information is obtained about the facts and circumstances that existed as of the acquisition date.

The transaction involves mirror-image non-operated interests in the same group of properties we purchased from Pogo Producing Company in June 2007.  The properties include 30 fields of which production is approximately 77 percent crude oil and 80 percent of which is already operated by us.  Offshore leases included in the purchase total nearly 33,000 net acres.

The following table presents the preliminary allocation of the assets acquired and liabilities assumed, based on their fair values on November 20, 2009 (in thousands):

Oil and natural gas properties – evaluated	$288,587
Oil and natural gas properties – unevaluated	41,362
Net working capital	1,008
Asset retirement obligation liabilities	(57,827)
Cash paid	$273,130

Net working capital includes gas imbalance receivables and payables and ad valorem taxes payable.

The preliminary fair values of evaluated and unevaluated oil and gas properties and asset retirement obligation liabilities were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and gas properties include estimates of: (i) oil and gas reserves; (ii) future operating and development costs; (iii) future oil and gas prices; and (iv) the discount factor used to calculate the discounted cash flow amount. Significant inputs into the valuation of the asset retirement obligation liabilities include estimates of: (i) plug and abandonment costs per well and related facilities; (ii) remaining life per well and facilities; and (iii) a credit adjusted risk-free interest rate.

The following amounts of the Mit Acquisition properties’ revenue and earnings included in our consolidated statement of operations for the six months ended December 31, 2009 and the summarized unaudited pro forma financial information for the six months ended December 31, 2009 and 2008, respectively, assumes that the Mit Acquisition had occurred on July 1, 2008. These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisition as of July 1, 2008 or the results that will be attained in the future (in thousands).

	Revenue	Earnings (1)

Mit Acquisition properties from November 21, 2009 through December 31, 2009	$21,940	$15,779

Supplemental pro forma for July 1, 2009 through December 31, 2009	$266,253	$186,141

Supplemental pro forma for July 1, 2008 through December 31, 2008	$334,165	$212,257

(1) Earnings includes revenue less production costs.

Note 5 – Property and Equipment

Property and equipment consists of the following (in thousands):

	December 31, 2009	June 30, 2009
Oil and gas properties
Proved properties	$2,613,844	$2,227,462
Less: Accumulated depreciation, depletion, amortization and impairment	1,341,386	1,262,355
Proved properties—net	1,272,458	965,107
Unproved properties	93,519	137,489
Oil and gas properties—net	$1,365,977	$1,102,596

Property costs incurred for the six months ended December 31, 2009 consist of the following (in thousands):

Oil and gas activities
Development	$50,796
Exploration	13,643
Capital expenditures	64,439
Property acquisitions	331,213
Insurance proceeds and other net	(53,240)
Total costs incurred	$342,412

Note 6 – Long-term Debt

Long-term debt consists of the following (in thousands):

	December 31, 2009
	Face Value	Premium (Discount)	Recorded Value	June 30, 2009

First lien revolver	$149,074	$—	$149,074	$234,531
Second lien – 16%	278,511	67,835	346,346	—
Private placement – 16%	60,111	(18,538)	41,573	—
Total second lien	338,622	49,297	387,919	—
High yield facility – 10% Senior notes	276,500	—	276,500	750,000
Put premium financing	5,456	—	5,456	3,851
Total debt	769,652	49,297	818,949	988,382
Less current maturities	3,610	—	3,610	3,851
Total long-term debt	$766,042	$49,297	$815,339	$984,531

At December 31, 2009, included in the face value of the 16% Second lien notes is $620,000 amount of Payable-in-Kind 2% interest that was paid in the form of additional 16% Second lien notes on December 15, 2009.

Maturities of long-term debt as of December 31, 2009 are as follows (in thousands):

Twelve Months Ending December 31,

2010	$3,610
2011	150,920
2013	276,500
2014	338,622
Total	$769,652

First Lien Revolver

Our first lien revolver has a face value of $700 million and matures on June 8, 2011. The facility was amended during the six months ended December 31, 2009 to permit the issuance of second lien notes discussed below, reduce the borrowing base from $240 million to $199 million and increase the interest rates. Currently, the facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 2.75 percent to 3.50 percent or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 1.75 percent to 2.50 percent. The credit facility is secured by mortgages on at least 85 percent of the value of our proved reserves.

Our first lien revolving credit facility requires us to maintain certain financial covenants, as defined. Specifically, we may not permit its total leverage ratio to be more than 4.5 to 1.0 with certain reductions in this ratio over time (which was amended on April 6, 2009), our interest rate coverage ratio to be less than 3.0 to 1.0, a secured debt ratio to be more than 2.5 to 1.0, or our current ratio (in each case as defined in our first lien revolving credit facility) to be less than 1.0 to 1.0, in each case, as of the end of each fiscal quarter. In addition, we are subject to various other covenants including, but not limited to, those limiting dividends and other payments, the incurrence of debt, changes in control, entering into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr., Steven A. Weyel and David West Griffin in their current executive positions, subject to certain exceptions in the event of death or disability to one of these individuals.

The first lien revolving credit facility also contains customary events of default, including, but not limited to non-payment of principal when due, non-payment of interest or fees and other amounts after a grace period, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments (including the indenture governing the notes), commencement of a bankruptcy or similar proceeding by or on behalf of us or a guarantor, judgments against us or a guarantor, the institution by us to terminate a pension plan or other ERISA events, any change in control, loss of liens, failure to meet financial ratios, and violations of other covenants subject, in certain cases, to a grace period.  As of December 31, 2009, we are in compliance with all covenants.

On February 5, 2010, we and our lenders amended the First Lien Revolver to:

•  Extend the maturity from June, 2011 to February, 2013;

•  Increase the borrowing base from $199 million to $350 million;

•  Reduce the face amount from $700 million to $400 million;

•  Amend the total leverage ratio covenant to require that the total leverage ratio not exceed 3.75 to 1.0 starting in March,   2010 and to not exceed 3.50 to 1.0 starting June 30, 2010; and

•  Amend the covenant to maintain only John D. Schiller, Jr. in his current executive position, subject to certain exceptions in the event of death or disability.

High Yield Facility

On June 8, we completed a $750 million private offering of 10 percent Senior Notes due 2013 (“Old Notes”).  As part of the private offering we agreed to use our best efforts to complete an exchange offer, which we completed on October 16, 2007.  In the exchange offer, the Old Notes were exchanged for $750 million of 10 percent Senior Notes due 2013 that have been registered under the Securities Act of 1933 (“New Notes”), with terms substantially the same as the Old Notes.  All of the issued and outstanding Old Notes were exchanged for New Notes.  We did not receive any cash proceeds from the exchange offer.

The notes are guaranteed by our Parent and Bermuda and each of our existing and future material domestic subsidiaries. We have the right to redeem the new notes under various circumstances and are required to make an offer to repurchase the new notes upon a change of control and from the net proceeds of asset sales under specified circumstances.

Our Parent had previously purchased a total of $126.0 million total face amount of the New Notes at an average cost of 72.13, or $90.9 million, plus accrued interest of $3.3 million for a total cost of $94.2 million, reflecting a total potential gain of $35.1 million pre-tax.  As discussed below, on November 12, 2009, the Company issued $278 million of Secured Second Lien 16% Notes (“Second Lien Notes”), in exchange for $347.5 million of New Notes. In conjunction with the exchange, our Parent contributed the $126 million face value of notes they had purchased to us and we retired the notes.  During the six months ended December 31, 2009, the Company recognized a $26.7 million gain related to the contributed and retired $126 million of New Notes.

We believe that the fair value of the $276.5 million of New Notes outstanding as of December 31, 2009 was $252.2 million.

16% Second Lien Notes

On November 12, 2009, the Company closed on an offering of 16% Second Lien Notes as follows:

1)	A total of $278 million of 16% Second Lien Notes were issued in exchange for $347.5 million of New Notes

2)
A total of $60 million in 16% Second Lien Notes were issued for cash. For each $1 million in Second Lien Notes purchased for cash, the purchaser also received 44,082 shares of our Bermuda’s common stock (2,644,944 common shares in total)

The Second Lien Notes have a maturity date of June 2014 and are secured by a second lien in the Company’s oil and gas properties and are governed by an inter-creditor agreement between the participants in the First Lien Revolver and the Second Lien Notes.  Cash interest payable on the Second Lien Notes is 14% with an additional 2% interest payable-in-kind (“PIK interest”). The PIK interest is paid through the issuance of addition Second Lien Notes on each interest payment date. These PIK interest Second Lien Notes are identical in terms and conditions to the original Second Lien Notes.

Under the terms of the Second Lien Notes, the Company is required to register notes having identical terms and conditions as the Second Line Notes with the Securities and Exchange Commission (“SEC”) after which the Second Lien Notes will be exchanged for the registered notes. The Company filed a Registration Statement on Form S-4 on December 23, 2009 which was amended on January 20, 2010.

For accounting purposes, the $278 million of notes exchanged for $347.5 million in New Notes were recorded at the carrying value of the New Notes ($347.5 million) and the $69.5 million difference between face value and carrying value will be amortized as a reduction of interest expense over the life of the Second Lien Notes.

For accounting purposes, the $60 million in Second Lien Notes that Bermuda received cash for were recorded based on the relative fair market values of the Second Lien Notes and the 2.6 million shares of common stock issued using the common stock closing price of $10.60 per share on November 12, 2009. Based on these relative fair market values, the $60 million in Second Lien Notes were recorded at $40.9 million and the common shares were recorded at $19.1 million. The $19.1 million discount between the face value of the $60 million in Second Lien Notes and their recorded value will be amortized as an increase in interest expense over the life of the Second Lien Notes.

We believe that the fair value of the $338.6 million face value of the 16% Second Lien Notes outstanding as of December 31, 2009 was $372.5 million.

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the first lien revolver. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of December 31, 2009 and June 30, 2009, our outstanding hedge financing totaled $5.5 million and $3.9 million, respectively.

Interest Expense

For the three months and six months ended December 31, 2009 and 2008, interest expense consisted of the following (in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revolving credit facility	$2,772	$3,574	$6,109	$6,469
High yield notes	12,419	18,907	31,322	37,808
16% Second Lien Notes	7,211		7,211
Amortization of debt issue cost - Revolving credit facility	500	274	904	572
Amortization of debt issue cost - High yield notes	630	714	1,344	1,428
Amortization of debt issue cost - 16% Second Lien Notes	14	—	14	—
Premium amortization - 16% exchange Second Lien Notes	521	—	521	—
Discount amortization - 16% private placement Second Lien Notes	(1,895)	—	(1,895)	—
Write-off of debt issue costs - Retirement of $126 million in bonds	1,750	—	1,750	—
Write-off of debt issue costs – Reduction in revolving credit facility	447	—	447	—
Put premium financing and other	1,468	242	2,211	699
	$25,837	$23,711	$49,938	$46,976

Note 7 – Note Payable

On July 22, 2009, we entered into a note to finance a portion of our insurance premiums.  The note is for a total face amount of $19.5 million and bears interest at an annual rate of 3.2 percent.  The note amortizes over nine months and the balance at December 31, 2009 was $6.5 million.

Note 8 – Asset Retirement Obligations

The following table describes the changes to our asset retirement obligations (in thousands):

Balance at June 30, 2009	$144,199
Liabilities acquired	57,930
Liabilities incurred	1,682
Liabilities settled	(42,449)
Accretion expense	11,306
Total balance at December 31, 2009	172,668
Less current portion	85,733
Long-term balance at December 31, 2009	$86,935

As discussed in Note 4, the asset retirement obligations acquired essentially relate to the Mit Acquisition and is a provisional estimate.

Note 9 – Derivative Financial Instruments

We enter into hedging transactions with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas.  We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction.  With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction.  With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.  A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future.  While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended December 31, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $13.7 million. For the three months ended December 31, 2009, we recognized a loss of approximately $0.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $4.1 million and an unrealized loss of approximately $5.5 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended December 31, 2008 resulted in an increase in crude oil and natural gas sales in the amount of $20.3 million. For the three months ended December 31, 2008, we recognized a gain of approximately $6.8 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $1.6 million and an unrealized gain of approximately $1.6 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the six months ended December 31, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $30.7 million.  For the six months ended December 31, 2009, we recognized a loss of approximately $0.7 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $10.2 million and an unrealized loss of approximately $5.2 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the six months ended December 31, 2008 resulted in a decrease in crude oil and natural gas sales in the amount of $23.6 million. For the six months ended December 31, 2008, we recognized a gain of approximately $7.4 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $2.2 million and an unrealized gain of approximately $2.3 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

As of December 31, 2009, we had the following contracts outstanding (Asset (Liability) and Fair Value Gain (Loss) in thousands):

	Crude Oil				Natural Gas
	Volume (MBbls)	Contract Price (1)	Total		Volume (MMMBtus)	Contract Price (1)	Total		Total
Period			Asset (Liability)	Fair Value Gain (Loss)			Asset (Liability)	Fair Value Gain (Loss)	Asset (Liability)	Fair Value Gain (Loss) (2)

Put Spreads
01/10 – 12/10	1,095	$60.00/$75.00	$3,313		790	$6.00/$8.00	$22	($1,501)	$3,335	($1,501)
01/11 – 12/11	543	60.00/75.00	2,511						2,511
			5,824				22	(1,501)	5,846	(1,501)
Puts
01/10 – 12/10	1,278	72.14	(2,356)						(2,356)
01/11 – 12/11	634	72.14	163						163
			(2,193)						(2,193)

Swaps
01/10 – 12/10	1,236	65.51	(13,953)	$8,479	5,395	5.75	(5,528)	988	(19,481)	9,467
01/11 – 12/11	292	65.62	(2,333)	1,158	4,380	7.05	1,953	(1,236)	(380)	(78)
			(16,286)	9,637			(3,575)	(248)	(19,861)	9,389
Collars
01/10 – 12/10	433	77.31/106.15	1,398	(326)					1,398	(326)

Three-Way Collars
01/10 – 12/10	224	51.79/66.79/82.04	(1,192)	689	7,600	6.00/8.24/10.09	14,501	(7,369)	13,309	(6,680)
01/11 – 12/11					3,650	5.50/7.50/10.55	3,896	(2,378)	3,896	(2,378)
			(1,192)	689			18,397	(9,747)	17,205	(9,058)
Total Gain (Loss) on Derivatives			$(12,449)	$10,000			$14,844	$(11,496)	$2,395	$(1,496)

 (1)  The contract price is weighted-averaged by contract volume.
(2)	The gain (loss) on derivative contracts is net of applicable income taxes and includes only those contracts that have been designated as hedges.

The following table quantifies the fair values, on a gross basis, of all our derivative contracts and identifies its balance sheet location as of December 31, 2009 (In thousands):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Statement 133

Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	$16,298	Current	$17,435
	Non-current	5,613	Non-current	2,131
		21,911		19,566
Interest Rate Contracts			Derivative financial instruments
			Current	1,952
Total derivatives designated as hedging instruments under Statement 133
		21,911		21,518
Derivatives not designated as hedging instruments under Statement 133

Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	13,164	Current	8,784
	Non-current	6,599	Non-current	428
		19,763		9,212
Total derivatives		$41,674		$30,730

The following table quantifies the fair values, on a gross basis, the effect of derivatives on our financial performance and cash flows for the six months ended December 31, 2009 (in thousands):

		Location of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Effective Portion)	Location of (Gain) Loss Recognized in Income on Derivative (Ineffective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Ineffective Portion)
Derivatives in Statement 133 Cash Flow Hedging Relationships	Amount of (Gain) Loss Recognized in Income on Derivative (Effective Portion)

Commodity Contracts	$23,560	Revenue	$(30,744)	Gain / (Loss) on derivative financial instruments	$680

Interest Rate Contracts	(989)	Interest expense	(1,928)	Gain / (Loss) on derivative financial instruments	-

Total	$22,571		$(32,672)		$680

Derivatives Not Designated as Hedging Instruments under Statement 133		Amount of (Gain) Loss Recognized in Income on Derivate
	Location of (Gain) Loss Recognized in Income on Derivative

Commodity Contracts	(Gain) loss on derivative financial instruments	$(5,003)

We have reviewed the financial strength of our hedge counterparties and believe the credit risk to be minimal.  At December 31, 2009, we had no deposits for collateral with our counterparties.

On June 26, 2006, we entered into an interest rate costless collar to mitigate the risk of loss due to changes in interest rates.  The dollar amount hedged was $75 million with the interest rate collar being 5.45 percent to 5.75 percent.  At December 31, 2009, we had deferred $1.3 million, net of tax benefit, in losses in OCI related to this instrument.

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

Accumulated other comprehensive income – June 30, 2009	$38,497
Hedging activities:
Commodity
Change in fair value (loss)	(37,160)
Reclassified to income	13,600
Interest rate
Change in fair value (loss)	(279)
Reclassified to income	1,268
Accumulated other comprehensive income – December 31, 2009	$15,926

The amounts expected to be reclassified to income in the next twelve months are $11.1 million income on our commodity hedges and a $2.0 million loss on our interest rate hedge.

Note 10 – Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes with respect to which Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited (the indirect “Foreign Parent”) indirectly owns 100% of U.S. Parent.  Authoritative guidance provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated group should be based upon a reasonable allocation of the income tax amounts of the consolidated group. Accordingly, the income tax amounts presented herein have been computed by applying authoritative guidance that applies to Energy XXI and its subsidiaries as if it were a separate consolidated group.

We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure.

During the year ended June 30, 2009, we incurred a significant impairment loss of our oil and gas properties due to the steep decline in global energy prices over that same time period.  As a result, we were in a position of cumulative reporting losses.  The volatility of energy prices and uncertainty of when energy prices may rebound is problematic and not readily determinable by our management.  Accordingly, this general fact pattern has not allowed us to project sufficient sources of future taxable income to offset our tax loss carryforwards and net deferred tax assets. Under these circumstances, it is management’s opinion that the realization of these tax attributes beyond the reversal of existing taxable temporary differences does not reach the “more likely than not” criteria under authoritative guidance that applies to income taxes.  As a result, we established a valuation allowance against our net deferred tax assets of $143.0 million and $136.0 million at December 31, 2009 and June 30, 2009, respectively.

Our effective tax rate for the three months and six months ended December 31, 2009 and 2008 was approximately 23.5% and (14.2) % and 70.9% and (14.6) %, respectively. As discussed above, the significant variance is primarily due to the increase in the valuation allowance against the U.S. net deferred tax.

Note 11 — Commitments and Contingencies

Litigation.  We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material affect on our financial position or results of operations.

Letters of Credit and Performance Bonds. We had $33.8 million in letters of credit and $122.2 million of performance bonds outstanding as of December 31, 2009.

Drilling Rig Commitments.  We have entered into two drilling rig commitments, one commencing on December 15, 2009 at $29,000 per day which was released on January 6, 2010 for a total commitment of $638,000 and the other at $27,250 per day until well completion. The last commitment extends past December 31, 2009, thus, the commitment amount cannot be calculated since the well completion date is not known.

Note 12— Fair Value of Financial Instruments

            On July 1, 2008, we adopted the authoritative guidance that applies to all financial and non-financial assets and liabilities required to be measured and reported at fair value, and also requires that a company’s own credit risk be considered in determining the fair value of those instruments. The adoption of this authoritative guidance resulted in a $10 million pre-tax increase in other comprehensive income and a $10 million reduction of our liabilities to reflect the consideration of our credit risk on our liabilities that are recorded at fair value.

We use various methods to determine the fair values of our financial instruments and other derivatives which depend on a number of factors, including the availability of observable market data over the contractual term of the underlying instrument. For our natural gas and oil derivatives, the fair value is calculated based on directly observable market data or data available for similar instruments in similar markets. For our interest rate derivatives, the fair value may be calculated based on these inputs as well as third-party estimates of these instruments. We separate our financial instruments and other derivatives into two levels (Levels 2 and 3) based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the fair value of our instruments. Our assessment of an instrument can change over time based on the maturity or liquidity of the instrument, which could result in a change in the classification of the instruments between levels. Each of these levels and our corresponding instruments classified by level are further described below:

•
Level 2 instruments’ fair values are based on pricing data representative of quoted prices for similar assets and liabilities in active markets (or identical assets and liabilities in less active markets). Included in this level are our natural gas and oil derivatives whose fair values are based on commodity pricing data obtained from independent pricing sources.

•
Level 3 instruments’ fair values are based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e., supported by little or no market activity). Our valuation models are industry-standard and consider various inputs including third party broker-quoted forward amounts and time value of money.

            Listed below are our financial instruments classified in each level and a description of the significant inputs utilized to determine their fair value at December 31, 2009 (in thousands):

	Level 2	Level 3	Total
Assets:
Natural Gas and Oil Derivatives	$31,002		$31,002

Liabilities:
Natural Gas and Oil Derivatives	$18,106		$18,106
Interest Rate Collar		$1,952	1,952
Total Liabilities	$18,106	$1,952	$20,058

The following table sets forth a reconciliation of changes in the fair value of derivatives classified as Level 3 (in thousands):

Interest Rate Collar
Balance at July 1, 2009	$3,474
Total loss included in other comprehensive income	406
Settlements	(1,928)
Balance at December 31, 2009	$1,952

Note 13 — Prepaid Expenses and Other Current Assets and Accrued Liabilities

Prepaid expenses and other current assets and accrued liabilities consist of the following (in thousands):

	December 31, 2009	June 30, 2009

Prepaid expenses and other current assets
Advances to joint interest partners	$17,366	$7,858
Insurance	13,025	84
Inventory	5,526	5,526
Other	155	155
Total prepaid expenses and other current assets	$36,072	$13,623

Accrued liabilities
Advances from joint interest partners	$2,907	$338
Interest	4,804	5,380
Accrued hedge revenue	9,562	8,179
Undistributed oil and gas proceeds	11,799	11,744
Other	495	461
Total accrued liabilities	$29,567	$26,102

Note 14 – Supplemental Cash Flow Information

The following represents our supplemental cash flow information (in thousands):

	Six Months Ended December 31,
	2009	2008

Cash paid for interest	$41,441	$44,951

The following represents our non-cash investing and financing activities (in thousands):

	Six Months Ended December 31,
	2009	2008

Additions to property and equipment by recognizing accrued payables	$14,600	$(3,481)
Additions to property and equipment by recognizing contributions from parent	329,949	—
Financing of insurance premiums	6,549	7,886
Imputed interest expense on Mit Acquisition	(1,133)	—
Additions to property and equipment by recognizing asset retirement obligations	1,683	3,309

Note 15 - Related Party Transactions

During the six months ended December 31, 2009, we received capital contributions of $398.3 million, from our Parent.

The Company has no employees; instead it receives management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company.  Other services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services.  Cost of these services for the three months and six months ended December 31, 2009 and 2008 was approximately $11.9 million, $20.0 million, $5.4 and $10.5 million, respectively, and is included in general and administrative expense.